                                                              EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            BRONSON NUTRITIONALS, LLC

                                     "BUYER"

                           KABCO PHARMACEUTICALS, INC.

                           BRONSON LABORATORIES, INC.

                                    "SELLER"

                                       AND

                             TWIN LABORATORIES INC.

                                    "PARENT"

                                JANUARY 17, 2003

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                                TABLE OF CONTENTS

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
1.    Sale and Transfer of Assets...........................................       1
      1.1   Assets..........................................................       1
      1.2   No Assumption of Liabilities....................................       1
      1.3   Closing.........................................................       2
      1.4   Purchase Price..................................................       2
      1.5   Adjustments to the Purchase Price...............................       2
      1.6   Purchase Price Allocation.......................................       2

2.    Representations and Warranties of Seller and Parent...................       2
      2.1   Organization and Good Standing..................................       2
      2.2   Authorization...................................................       3
      2.3   Acquired Assets.................................................       3
      2.4   Proprietary Rights..............................................       3
      2.5   No Conflict or Violation........................................       4
      2.6   Consents........................................................       4
      2.7   Labor and Employment Matters....................................       4
      2.8   ERISA ..........................................................       5
      2.9   Litigation......................................................       5
      2.10  Certain Contracts...............................................       5
      2.11  Compliance with Applicable Law..................................       6
      2.12  Licenses........................................................       6
      2.13  Insider Interests...............................................       7
      2.14  Customers and Suppliers.........................................       7
      2.15  Environmental Matters...........................................       7
      2.16  Brokers.........................................................       8
      2.17  Disclosure......................................................       8
3.    Representations and Warranties of Buyer...............................       8
      3.1   Organization and Corporate Authority............................       8
      3.2   Authorization...................................................       8
      3.3   No Conflict or Violation........................................       8
      3.4   Consents........................................................       9
      3.5   Approval of the January Catalog.................................       9
      3.6   Brokers.........................................................       9

4.    Certain Understandings and Agreements of the Parties..................       9
      4.1   Tax Matters.....................................................       9
      4.2   Access to Records and Files.....................................       9
      4.3   Employment......................................................      10
      4.4   WARN Act........................................................      10
      4.5   Rights in "Bronson Laboratories, Inc."..........................      10
      4.6   Expenses Related to January Catalog.............................      11
      4.7   Non-Competition and Non-Solicitation............................      11
      4.8   Inventory Bill of Sale..........................................      12
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
      4.9   Transition Services Agreement...................................      12
      4.10  Bronson Customer List...........................................      12
      4.11  Further Assurances..............................................      12

5.    Survival; Indemnification.............................................      13
      5.1   Survival........................................................      13
      5.2   Indemnification by Seller and Parent............................      13
      5.3   Indemnification by Buyer........................................      14
      5.4   Indemnification Procedure.......................................      15
      5.5   Payment.........................................................      16
      5.6   Limitations.....................................................      16

6.    Documents to be Delivered on the Date Hereof..........................      16
      6.1   Closing Documents of Seller and Parent..........................      16
      6.2   Closing Documents of Buyer......................................      17

7.    Miscellaneous.........................................................      17
      7.1   Notices.........................................................      17
      7.2   Assignability and Parties in Interest...........................      18
      7.3   Governing Law...................................................      18
      7.4   Venue...........................................................      18
      7.5   Counterparts....................................................      19
      7.6   Complete Agreement..............................................      19
      7.7   Modifications, Amendments and Waivers...........................      19
      7.8   Headings; References............................................      19
      7.9   Rules of Construction...........................................      19
      7.10  Severability....................................................      20
      7.11  Investigation...................................................      20
      7.12  Expenses of Transactions........................................      20
      7.13  Enforcement of the Agreement....................................      20

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EXHIBITS

A.  Form of Bill of Sale
B.  Form of Inventory Bill of Sale
C.  Form of Transition Services Agreement
D.  Form of Assignment of Trademarks

SCHEDULES

1.1(a)      Acquired Assets
1.1(b)      Excluded Assets
1.2         Assumed Liabilities
1.5         Purchase Price Allocation
2           Disclosure Schedule
2.3(a)      Liens
2.4(a)      Formulations Owned by Third Parties
2.4(b)      Trademarks
2.6         Consents
2.7(a)      Current Employees of Seller
2.7(b)      Labor and Employment Contracts
2.8         Material Litigation
2.9(a)      Seller Contracts
2.9(b)      Assigned Contracts
2.11        Non-Transferable Licenses
2.13(a)(i)  Customers
2.13(a)(ii) Suppliers
2.14        Compliance with Environmental Law
4.3         Seller Employees to be Hired by Buyer

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of January 17, 2003, by and among Bronson Nutritionals, LLC, a New York limited liability company ("BUYER"), Kabco Pharmaceuticals, Inc., a New York corporation ("KABCO"), Bronson Laboratories, Inc., a Delaware corporation ("SELLER"), and Twin Laboratories Inc., a Utah corporation and parent corporation of Seller ("PARENT").

      A. Seller is engaged in the business of selling branded vitamins and nutritional supplements through its direct to consumer mail-order catalogs and via the internet through the Bronson Online website, as such business is conducted on the date hereof (the "BUSINESS").

      B. Parent owns all of the issued and outstanding shares of capital stock of Seller.

      C. Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller certain assets and rights of Seller on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. SALE AND TRANSFER OF ASSETS.

      1.1   Assets.

            (a) Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, on the date hereof (the "CLOSING DATE"), Seller, pursuant to a Bill of Sale in the form of Exhibit A (the "BILL OF SALE"), is conveying, transferring, assigning, selling and delivering to Buyer, and Buyer is acquiring, accepting and purchasing, all of Seller's right, title and interest in the assets listed on Schedule 1.1(a) (the "ACQUIRED ASSETS").

            (b) Excluded Assets. Seller is not selling, and Buyer is not purchasing, any of the assets of Seller listed on Schedule 1.1(b) (the "EXCLUDED ASSETS"), all of which shall be retained by Seller.

      1.2 No Assumption of Liabilities. It is understood and agreed that, except as set forth on Schedule 1.2, Buyer is not assuming, and will not be obligated or liable for, any direct or indirect debts, obligations, claims or liabilities of Seller or Parent of any nature related to the Business, the Acquired Assets or otherwise, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown, including Seller's obligations in respect of taxes, employee benefit or profit sharing plans, or litigation to which the Seller is a party. Buyer shall not have any liabilities or obligations by reason of this Agreement, except as expressly provided in this Agreement. Buyer will be indemnified, pursuant to
Section 5.2, from and against any claims in respect of any debts,


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obligations, claims or liabilities of Seller or Parent, except to the extent expressly assumed hereunder.

      1.3 Closing. The closing of the sale and purchase of the Acquired Assets (the "CLOSING") is taking place at 10:00 a.m., Eastern Standard Time, on the date hereof, at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022. On the date hereof, Seller is conveying, transferring, assigning, selling and delivering to Buyer the Acquired Assets, by delivery to Buyer of the Bill of Sale, and Buyer is paying to Seller the Purchase Price as provided in
Section 1.4.

      1.4 Purchase Price. The consideration to be paid by Buyer for the Acquired Assets (the "PURCHASE PRICE") is $5,000,000, which shall be paid by wire transfer of immediately available funds to the account designated in writing by Seller at least two business days prior to the Closing.

      1.5 Purchase Price Allocation. The Purchase Price will be allocated for tax purposes (the "ALLOCATION") in the manner set forth on Schedule 1.5. The Allocation will be used by the parties in preparing all applicable tax returns and shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transaction herein for tax purposes in accordance with the Allocation and shall not take any position or action inconsistent with the Allocation.

2. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.

      Each representation and warranty contained in this Article 2 is qualified by the disclosures made in the disclosure schedule attached hereto, which is arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article 2 (the "DISCLOSURE SCHEDULE"). This Article 2 and the Disclosure Schedule shall be read together as an integrated provision. Seller and Parent, jointly and severally, represent and warrant to Buyer, as of the date hereof, that:

      2.1 Organization and Good Standing. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business as it is now being conducted, and to own, lease or operate the Acquired Assets. Seller is duly qualified to do business and is in good standing in the State of New York and every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified has not and could not reasonably be expected to have a material adverse effect on the business, operations, assets, results of operations, condition (financial or otherwise) or prospects of the Business or the Acquired Assets or the ability of Seller to consummate the transactions contemplated hereby (a "MATERIAL ADVERSE EFFECT"). No jurisdiction in which Seller is not qualified or licensed as a foreign corporation has demanded or requested in writing that it qualify or become licensed as a foreign corporation. Complete and accurate copies of the charter documents and bylaws of Seller, with all amendments thereto to the date hereof, have been furnished to Buyer or its representatives.


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      2.2 Authorization. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to which Seller or Parent is a party and which are to be delivered in connection herewith (collectively, the "TRANSACTION DOCUMENTS"), have been duly and validly approved by the Board of Directors of Seller and by Parent, and no other corporate proceedings on the part of Seller or Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Seller or Parent is a party have been duly executed and delivered by Seller and Parent, have been effectively authorized by all necessary corporate and shareholder action and constitute legal, valid and binding obligations of Seller and Parent.

      2.3 Acquired Assets.

            (a) Ownership. Seller is the lawful owner of or has the right and title to use and transfer to Buyer each of the Acquired Assets. The Acquired Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances, legal or equitable claims of others and other claims of any kind (each a "LIEN"), except for: (i) liens for taxes not yet payable and (ii) Liens listed on Schedule 2.3(a). The delivery to Buyer of the Bill of Sale will vest good title to the Acquired Assets in Buyer, free and clear of all Liens. There are no outstanding Contracts (as defined below) of any nature obligating Seller or Parent to directly or indirectly transfer any of the Acquired Assets or rights or interests therein to any Person other than Buyer. For purposes of this Agreement, "PERSON" shall mean any individual, partnership, joint venture, association, limited liability company, corporation, trust, unincorporated organization, Governmental Authority (as defined below), or other entity.

            (b) Condition of the Acquired Assets. All of the Acquired Assets are in good operating condition and repair, ordinary wear and tear accepted. None of the Acquired Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. The Acquired Assets are sufficient to produce a catalog similar to the catalog used in the Business during the past year and to enable the Buyer to distribute such catalog to the customers of the Seller listed on the customer list included in the Acquired Assets.

            (c) Ownership of Seller. Parent is the record and beneficial owner of all of the issued and outstanding capital stock of Seller. There are no Contracts relating to the issuance, sale or transfer of any voting or other equity securities of Seller. For purposes of this Agreement, "CONTRACTS" means all contracts, agreements and other instruments and understandings of any kind, including without limitation, loan agreements, letters of credit, guarantees, notes, leases, employee plans, and all amendments, supplements, modifications, extensions, or renewals in respect of the foregoing.

      2.4 Proprietary Rights. Except as set forth on Schedule 2.4(a), to the best of Seller's knowledge based upon due inquiry, Seller (i) owns and/or has the right to use the formulations in the Bronson Products (as hereinafter defined) (the "FORMULATIONS") or has the right to sell the Bronson Products;
(ii) owns and/or has the right to use the trade name "Bronson Laboratories";
(iii) owns the Bronson Customer Lists (as hereinafter defined); (iv) owns and/or has the right to use the Bronson Online website; (v) owns and/or has the right to use the trademarks listed on Schedule 2.4(b); (v) owns and/or has the right to use the copyrights in the January Catalog (as


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hereinafter defined), the Bronson Online website and the Bronson marketing materials; and (vi) will transfer to Buyer, on the date hereof, the trademarks listed on Schedule 2.4(b) and the Licenses listed on Schedule 2.11, to the extent transferable. Parent is licensing to Buyer the Formulations (or the right to use, manufacture or sell a Formulation) that Parent may possess to the extent such Formulation is used in a Bronson Product and is set forth on Schedule 2.4(c) (the "LICENSED Products"). Except with respect to the Licensed Products, Seller is conveying, transferring, assigning, selling and delivering to Buyer its rights in the Formulations Seller uses in the Bronson Products, and all proprietary rights listed in this Section 2.4, to the extent transferable by Seller; it being expressly understood and agreed that, except as set forth in this Section 2.4, neither Seller nor Parent is making and shall not be deemed to make any representation or warranty concerning or relating to any Formulation, or any part thereof. For purposes of this Agreement, "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, "BRONSON PRODUCTS" shall mean the Bronson branded vitamins and nutritional supplements sold by Seller through the Business.

      2.5 No Conflict or Violation. The execution, delivery and performance by Seller and Parent of this Agreement and the other Transaction Documents to be delivered by Seller or Parent and the consummation of the transactions contemplated hereby and thereby do not: (i) violate or conflict with any provision of the charter documents or bylaws of Seller or Parent or any resolution adopted by the board of directors or stockholders of Seller or Parent; (ii) violate in any material respect any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Seller, Parent, the Business or the Acquired Assets; (iii) violate, result in a material breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty, premium or right of termination to arise or accrue under any Seller Contract (as defined below); or (iv) result in the creation or imposition of any Lien upon the Acquired Assets. For purposes of this Agreement, "GOVERNMENTAL ENTITY" shall mean any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

      2.6 Consents. Schedule 2.6 lists all consents and notices required (i) by law, rule, regulation or order of any Governmental Entity or (ii) by the provisions of any material contract to which Seller or Parent is a party or by which their respective properties are bound to be obtained or given by or on behalf of Seller or Parent in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All such consents have been duly obtained and are in full force and effect and all such notices have been given.

      2.7 Labor and Employment Matters. Schedule 2.7(a) lists all current employees of Seller, including the current title and current compensation of such employees. Except as set forth on Schedule 2.7(b), there is no employment agreement, severance agreement, collective bargaining agreement or other labor or employment contract to which Seller is a party or by which it is bound. No petition has been filed by any employee or group of employees of Seller with any labor relations board seeking recognition of a bargaining representative for such employees. Seller has complied in all material respects with all applicable laws, rules and


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regulations relating to employment and termination of employment of employees, including without limitation those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities and has withheld and paid to the appropriate Governmental Entities or is holding for payment not yet due to such Governmental Entities, all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no unfair labor practice complaint against Seller pending, or to the knowledge of Seller or Parent threatened, before the National Labor Relations Board or any other Governmental Entity; there is no pending, or to the knowledge of Seller or Parent threatened, labor strike or other material labor trouble affecting Seller; there is no material labor grievance pending, or to the knowledge of Seller or Parent threatened, against Seller; or pending, or to the knowledge of Seller or Parent threatened, representation question respecting the employees of Seller.

      2.8 ERISA. To the knowledge of Seller and Parent, except as set forth on
Schedule 2.8, no claims have been filed with any Governmental Entity by any employee listed on Schedule 4.3(b) alleging the breach of a fiduciary obligation by Seller or Parent prior to the date hereof under any employee benefit plan maintained by Seller.

      2.9 Litigation. Except as set forth on Schedule 2.9, there are no claims, actions, suits or proceedings of any nature pending or, to the knowledge of Seller or Parent threatened, by or against Parent, Seller, the officers, directors, employees, agents of Seller, or any of their respective Affiliates involving, affecting or relating to the Acquired Assets or the transactions contemplated by this Agreement. No Acquired Asset is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

      2.10 Certain Contracts.

            (a) Schedule 2.10(a) lists all material Contracts to which Seller is a party relating to, binding on or affecting any of the Acquired Assets, including, without limitation, all: (i) supply, distribution or other Contracts pursuant to which third parties are or will be entitled or obligated to purchase or use any of the Acquired Assets; (ii) personal property leases or any subleases relating thereto; (iii) Contracts limiting or restraining any of Seller's employees from engaging or competing in any lines of business with any Person; and (iv) other Contracts affecting the ownership of, title to, use of or any leasehold or other interest in the Acquired Assets (each a "SELLER CONTRACT," and collectively, the "SELLER CONTRACTS.") Schedule 2.10(b) lists all Seller Contracts to be assumed by Buyer upon the Closing (the "ASSIGNED CONTRACTS").

            (b) Each Seller Contract is valid, binding and enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other laws relating to creditors' rights, and is in full force and effect. Seller has performed all material obligations required to be performed by it under, and is not in material breach or in default of, any Seller Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default.


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             (c) To the knowledge of Seller or Parent, without any independent investigation, no other party to any Seller Contract is in material breach or in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default.

            (d) There are no material disputes with any party to any Seller Contract, and to the knowledge of Seller or Parent, no party to any Seller Contract has credibly threatened to cancel or terminate any Seller Contract, whether as a result of the transactions contemplated by this Agreement or otherwise.

            (e) To the knowledge of Seller or Parent, without any independent investigation, no party to any Seller Contract has assigned any of its rights or delegated any of its duties under such Seller Contract.

            (f) Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated herein in accordance with the terms hereof, in any material respect, violates, or conflicts with, or results in a breach of any provision of, or constitutes a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination or in a right of termination or cancellation of, or accelerates the performance required by, or results in the triggering of any payment obligations under, or results in the creation of any Lien upon any of the Acquired Assets under, or results in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Seller Contract.

            (g) Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Seller Contracts and a copy of every Material Notice received by Seller or Parent since January 1, 2001 with respect to any of the Seller Contracts. For purposes hereof, "MATERIAL NOTICE" means those notices alleging a breach of a Seller Contract or intention to terminate or materially modify a Seller Contract, but does not include routine correspondence.

      2.11 Compliance with Applicable Law. The operations of Seller are being conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over it and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements relating to the Acquired Assets. Without limiting the foregoing, Seller has complied with all orders, judgments and decrees of any Governmental Entity under the Occupational Safety and Health Act and its state law equivalents that apply to the Acquired Assets, except where failure to so comply would not have a Material Adverse Effect. Seller has not received any notice of any actual, alleged, possible or potential material violation of any such law, regulation, order or other legal requirement from any Governmental Authority, and to Seller's knowledge no event has occurred nor any circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any such law, regulation, order or other legal requirement or may give rise to any obligation on the part of Seller to undertake or bear all or any portion of the cost of any remedial action of any nature.

      2.12  Licenses.


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            (a) Schedule 2.12 lists each material license, permit, certificate, franchise, authorization, or approval issued or granted by any Governmental Entity that relates to the Acquired Assets (each a "LICENSE," and collectively, "LICENSES"). Seller has all Licenses necessary to carry on its business as presently conducted, except where the failure to have such License would not have a material adverse effect on the Business. Seller has delivered to Buyer or its representatives true and complete copies of all the Licenses together with all amendments and modifications thereto. Schedule 2.12 identifies all Licenses that are not transferable to Buyer hereunder.

            (b) Each License has been issued to, and duly obtained and fully paid for by Seller and is valid, in full force and effect and not subject to any pending or, to the knowledge of Seller or Parent, threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. Seller is not in violation in any material respect of any of the Licenses.

      2.13 Insider Interests. No officer, director or stockholder of Seller, or any Affiliate of any such Person, or to the knowledge of Seller or Parent, any family member of such individual persons, has either directly or indirectly any rights in or to any of the Acquired Assets.

      2.14 Customers and Suppliers. Schedule 2.14(a)(i) sets forth the number of
(i) customers who have placed orders with the Seller from January 1, 2002 to December 31, 2002, and (ii) other customers listed on the Bronson customer list as of December 31, 2002. Schedule 2.14(a)(ii) includes the five largest suppliers of Seller during the nine months ended September 30, 2002.

      2.15  Environmental Matters.

            Notwithstanding anything to the contrary contained in this Agreement and except as set forth on Schedule 2.15:

            (a) Seller's ownership and operation of the Acquired Assets complies in all material respects with all applicable laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "ENVIRONMENTAL LAWS") and Seller has obtained and maintained in effect all licenses, permits and other authorizations or registrations relating to the Acquired Assets and the Facility required under all Environmental Laws (collectively "ENVIRONMENTAL PERMITS") and is in material compliance with all such Environmental Permits.

            (b) Seller has not performed, failed to perform or suffered any act relating to the Acquired Assets which could reasonably be expected to give rise to, or has otherwise incurred, material liability relating to the Acquired Assets to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any other Environmental Laws, nor has it received notice of any such liability or any claim therefore.


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            (c) Seller's ownership and operation of the Acquired Assets has not exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

      2.16 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller or Parent.

      2.17 Disclosure. No representation or warranty by the Seller in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements in such representation or warranty not misleading.

3. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Seller and Parent, as of the date hereof and as of the Closing, that:

      3.1 Organization and Corporate Authority. Buyer is a corporation validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate the Acquired Assets. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified has not and could not reasonably be expected to have a Material Adverse Effect on the business, operations, assets, results of operations, condition (financial or otherwise) or prospects of its business. No jurisdiction in which Buyer is not qualified or licensed as a foreign corporation has demanded or requested that it qualify or become licensed as a foreign corporation.

      3.2 Authorization. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly approved by the Board of Directors of Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Buyer is a party have been (or upon execution by Buyer will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action of Buyer, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer.

      3.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Buyer; or (ii) violate in any material respect any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

      3.4 Consents. No consents or notices are required to be obtained or given by or on behalf of Buyer in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

      3.5 Approval of January Catalog. Buyer received from Seller one copy of the January catalog relating to the sale of the Bronson Products (the "JANUARY CATALOG") and has approved the final form of the January Catalog, which was printed and distributed to customers of Seller in December 2002.

      3.6 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer.

4. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

      4.1   Tax Matters.

            (a) Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with preparation of any tax return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for taxes related to or attributable to the Acquired Assets (each, a "TAX RETURN", and collectively the "TAX RETURNS"), will each retain and provide to the other party all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any such Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Buyer and Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all such Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending on or prior to the Closing Date.

            (b) Notwithstanding any other provision of this Agreement, the covenants set forth in this Section 4.1 shall survive until the expiration of the respective statute of limitations applicable to the periods to which the taxes referred to herein relate.

      4.2   Access to Records and Files.

            (a) Seller shall have the right for a period of five years following the Closing Date to have reasonable access to such books, records and accounts, correspondence, employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement for any lawful and proper purpose. Buyer shall have the right for a period of five years following the Closing Date to have reasonable access to those books, records and accounts, correspondence, and other records which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relate to the Acquired Assets or to the extent that such access is required for any lawful and proper purpose.

            (b) Buyer agrees that, in the event Seller receives written notice of a claim relating to the Acquired Assets or any product manufactured or distributed by Seller prior to the '

Closing Date, Buyer shall cooperate with Seller in all reasonable respects, at Seller's cost, in the investigation, trial, defense and any appeal arising from the matter from which such claim arose, including without limitation providing Seller access to all information necessary for Seller's defense of such claim.

      4.3 Employment.

            (a) Except as set forth herein, Buyer shall not assume any liabilities or obligations of Seller to any current or former employee of Seller. Except as set forth in Section 4.3(b), Buyer shall not have any liability or obligation to or in respect of any employee of Seller, including, without limitation, any liability or obligation (i) to employ or engage any such employee, (ii) arising from such employee's dismissal by Seller, whether or not in connection with the transactions contemplated hereby, or any notice or payment in lieu of notice required by applicable law in connection with such dismissal, or (iii) in respect of any compensation (including severance payments and accrued vacation or sick day payments), tenure, seniority, benefit or welfare plan or arrangement of any kind.

            (b) Buyer agrees to offer employment or engagement to each of the employees of Seller listed on Schedule 4.3. Except as otherwise specifically set forth herein, the salaries, wages or compensation rates, medical insurance and other benefits, and seniority and title of such employees shall be determined in the sole discretion of Buyer. Notwithstanding the foregoing, Buyer agrees to offer medical insurance to the employees of Seller hired by Buyer as soon as permitted by its current insurance carrier that provides such plans to Buyer's employees. At any time after the Closing, Buyer may offer employment or similar engagements to any other former employee of Seller, notwithstanding the fact that they were not offered employment as of the Closing Date. Seller shall have no responsibility for any liabilities or obligations (except for any continuing obligations of Seller required by law) with respect to any transferred employee's employment by Buyer.

            (c) Buyer shall be obligated to comply with all applicable laws, regulations and obligations under the Consolidated Omnibus Reconciliation Act of 1985, as amended, and any similar state law ("COBRA") for all employees of Seller, and their respective spouses and eligible beneficiaries, hired by Buyer on or after the date hereof.

      4.4 WARN Act. Prior to the Closing Date, Seller shall have full responsibility for providing any notice to its employees and appropriate government officials which may be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN ACT"), or any similar state law with respect to any employees terminated by Seller. Seller will bear any costs, obligations or liabilities which may accrue, prior to the Closing Date, to such employees or any unit of local government under such Act or any similar state law as a result of improper or untimely notice or other failure to comply with such laws. Seller shall have no responsibility under the WARN Act with respect to any employees of Seller employed by Buyer after the Closing Date.

      4.5 Rights in "Bronson Laboratories, Inc.". Promptly after the Closing Date, Seller will, and Parent will cause Seller to, change its name to Twinlab Catalog Corp., or such other name not confusingly similar with "Bronson Laboratories, Inc.", which does not contain the word "Bronson", as may be acceptable to Buyer. From and after the Closing Date, neither Parent, Seller nor any of their Affiliates will employ the term "Bronson" or "Bronson Laboratories" or a confusingly similar term in its business, except in connection with documents referencing the fact that Seller was previously a wholly owned subsidiary of Parent. From and after the Closing Date, Seller shall provide Buyer all documents of assignment reasonably requested by Buyer to transfer to Buyer all of Seller's right, title and interest in the name "Bronson Laboratories."

      4.6 Expenses Related to January Catalog. Buyer shall have full responsibility for the payment of all fees, costs and expenses relating to the printing and production of the January Catalog. Buyer and Seller agree that Seller shall be responsible for the payment of the postage fees of mailing the January Catalog (the "POSTAGE FEES"), only to the extent such Postage Fees are equal to or less than $30,000. Buyer agrees that it shall reimburse Seller for any Postage Fees in excess of $30,000, which amount, if any, is being paid on the date hereof.

      4.7 Non-Competition and Non-Solicitation.

            (a)   Non-Competition

                  (i) Until the date that is thirty (30) months after the Closing Date, Seller and Parent shall not, directly or indirectly, on their behalf or on behalf of others, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting services to, any other corporation, firm, business, partnership, person, proprietorship or other entity engaged in or carrying on the Business (other than the business of selling branded vitamins and nutritional supplements via the internet channel of distribution, which is governed exclusively by the provisions of clause (ii) hereof).

                  (ii) Until the date that is one year after the Closing Date, Seller and Parent shall not, directly or indirectly, on their behalf or on behalf of others, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting services to, any other corporation, firm, business, partnership, person, proprietorship or other entity engaged in or carrying on the business of selling branded vitamins and nutritional supplements (other than any branded products currently sold by Parent or any successor in interest of Parent) via the internet channel of distribution.

                  (iii) The provisions of clause (i) of this Section 4.7(a) shall terminate on or as of the date that is six months after the Closing Date in the event of the sale, merger, consolidation, disposition or sale of all or substantially all of the assets of Parent to, with or into any other Person. However, at no time subsequent to the date hereof shall Seller or Parent or any successor in interest of Seller or Parent, directly or indirectly, use the name "Bronson" or any Bronson Customer List (as defined below) in connection with the business activities of Seller or Parent, except as provided for herein.

            (b) Until the first anniversary of the Closing Date, Seller and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, on their behalf or on behalf of others, hire or attempt to hire, or cause any other Person to hire or attempt to hire, any employee of Buyer (including without limitation persons employed or engaged by Seller before the Closing

Date who accept offers of employment with Buyer), or directly or indirectly entice or solicit or seek to induce or influence any of such employees to leave their employment or engagement with Buyer.

            (c) Except for the employees listed on Schedule 4.3, until the first anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, on its behalf or on behalf of others, hire or attempt to hire, or cause any other Person to hire or attempt to hire, any employee of Parent or its Affiliates, or directly or indirectly entice or solicit or seek to induce or influence any of such employees to leave their employment or engagement with Parent or its Affiliates.

            (d) The covenants set forth in subsections (a), (b) and (c) above shall be read and interpreted with every reasonable inference given to their enforceability. However, if any term, provision or condition of such covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of such covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances.

      4.8 Inventory Bill of Sale. As of the date hereof and as a condition to the purchase of the Acquired Assets, Seller shall have sold and Buyer shall have purchased certain inventory of the Seller pursuant to a bill of sale (the "INVENTORY BILL OF SALE") in the form of Exhibit B.

      4.9 Transition Services Agreement. As of the date hereof, Buyer and Seller shall enter into a Transition Services Agreement, in the form of Exhibit C, setting forth the terms by which Seller will assist Buyer in the continuance of the Business for a period of time sufficient to allow Buyer to relocate the Acquired Assets to the Buyer's New York facility.

      4.10 Bronson Customer List. Seller and Parent agree that, subsequent to the Closing Date, they shall not use, maintain, copy or distribute, or permit any Affiliate, officer or director of Seller or Parent to use maintain, copy or distribute, for any purpose relating to the Business or otherwise, any customer list of Seller being sold to Buyer pursuant to this Agreement (each, a "Bronson Customer List"). Seller and Parent agree that, subsequent to the date hereof, they shall not maintain any copies of any Bronson Customer List, in any form whatsoever, except to the extent necessary to perform their obligations under the Transition Services Agreement, or as required by law.

      4.11 Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Acquired Assets or otherwise to effectuate the purposes of this Agreement (including with respect to the Formulations). Each party agrees to use all reasonable efforts and to exercise good faith in fulfilling its obligations under this Agreement.

      4.12 Obligations of Buyer. Kabco shall cause Buyer to perform all of the obligations of Buyer under this Agreement.

5. SURVIVAL; INDEMNIFICATION.

      5.1 Survival. The representations and warranties made in this Agreement or any other Transaction Document shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the first anniversary of the Closing Date, except those representations and warranties contained in (i) Section 2.16 (Brokers), which will survive until the expiration (including extensions) of the applicable statute of limitations; and (ii)
Section 2.3 (Acquired Assets), which will survive indefinitely. No party will be liable to another under any warranty or representation contained herein after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this Article 5 with respect to any representation or warranty in reasonable detail prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

      5.2 Indemnification by Seller and Parent. Subject to the limits set forth in this Article 5, Seller, Parent and their successors and assigns shall, jointly and severally, indemnify, defend, reimburse and hold harmless Buyer and its Affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect (including, without limitation, settlement costs, legal and accounting fees and expenses and any other expenses for investigating or defending any actions or threatened actions) ("LOSSES") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

            (a) The ownership by Parent and Seller of the Excluded Assets, at any time, before or after the Closing Date, including without limitation with respect to any product manufactured, marketed or distributed in whole or in part by Parent or Seller;

            (b) the ownership or operation of the Acquired Assets before the Closing Date;

             (c) any untruth or inaccuracy of any representation or warranty made by Seller or Parent in this Agreement or any other Transaction Document;

            (d) any breach of any covenant, agreement or obligation of Seller or Parent contained in this Agreement or any other Transaction Document;

            (e) any failure to comply with applicable bulk sales laws or fraudulent transfer laws in connection with the transactions contemplated hereby;

            (f) any liability under the WARN Act or similar state or local law caused by any action of Seller prior to the Closing Date, and any liability or obligation to any employee of

Seller, incurred prior to the Closing Date, arising in connection with Seller's employment or the termination of such employment;

            (g) any product liability claims against Buyer relating to the manufacture, ownership, sale and/or operation of the Acquired Assets prior to the Closing Date;

            (h) all taxes due or payable by Seller for periods (or portions thereof) ending prior or subsequent to the Closing Date, except to the extent assumed by Buyer;

            (i) the actual amount of any refunds for products sold by Seller prior to the date hereof and returned by customers of Seller.

            (j) any claims against, or liabilities or obligations of, Seller not specifically assumed by Buyer pursuant to this Agreement.

      5.3 Indemnification by Buyer and Kabco. Subject to the limits set forth in this Article 5, Buyer and Kabco, and their respective successors and assigns shall, jointly and severally, indemnify, defend, reimburse and hold harmless Seller, Parent and their successors and assigns and their officers, directors, employees and agents from and against any and all Losses reasonably incurred by any such indemnitee arising out of or in connection with any of the following:

            (a) the ownership and operation of the Acquired Assets after the Closing Date, including without limitation with respect to any product manufactured, marketed or distributed in whole or in part by Buyer, except to the extent that such Loss is due to the breach by the Seller of a representation or warranty made in this Agreement or the Inventory Bill of Sale;

            (b) any untruth or inaccuracy of any representation, warranty or certification made by Buyer in this Agreement or any other Transaction Document;

            (c) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other Transaction Document;

            (d) any claims made by employees of Seller hired by Buyer on or after the Closing Date with respect to employment obligations arising subsequent to the Closing Date;

             (e) any liability under the WARN Act or similar state or local law caused by any action of Buyer on or after the Closing Date, and any liability or obligation to any employee of Buyer, incurred on or after the Closing Date, arising in connection with Buyer's employment or termination of such employment;

            (f) any claims against, or liabilities or obligations of, Seller assumed by Buyer pursuant to this Agreement.

      5.4   Indemnification Procedure.

            (a) Notice. Whenever any claim shall arise for indemnification hereunder (a "CLAIM"), the party entitled to indemnification (the "INDEMNITEE") shall promptly give written notice to the party obligated to provide indemnity (the "INDEMNITOR") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

            (b) Third-Party Claims.

                  (i) Upon receipt of written notice from the Indemnitee of a
            Claim, the Indemnitor shall promptly pay the amount of the Claim, unless the Indemnitor shall dispute the Claim or the amount thereof, and the Indemnitor may provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. If the Indemnitor assumes such defense, the Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim at the sole cost of the Indemnitee. After notice from the Indemnitor to the Indemnitee of the Indemnitor's election to assume the defense, compromise or settlement of such Claim, the Indemnitor shall not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Claim, in each case subsequently incurred by the Indemnitee in connection with the defense, compromise, or settlement of the Claim. The Indemnitor shall have the right to elect to settle any Claim for monetary damages without the Indemnitee's consent, only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

                   (ii) If the Indemnitor fails to promptly assume the defense of the subject of any Claim in accordance with the terms of Section 5.4(b)(i), or fails diligently to prosecute such defense, the Indemnitee may defend against the subject of the Claim, and the Indemnitor shall be responsible for the reasonable expenses incurred by the Indemnitee in connection with such defense, including employment of one counsel reasonably satisfactory to the Indemnitee. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the

            Indemnitor's sole expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

      5.5 Payment. All payments owing under this Article 5 will be made promptly as indemnifiable Losses are incurred.

      5.6 Limitations. Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any Person entitled to indemnity under Section 5.2(c) or 5.3(b) until and only to the extent the aggregate Claims against the Person brought subsequent to the date that is ninety days after the Transition Period (as defined in the Transition Services Agreement) so entitled to indemnity shall have equaled or exceeded $40,000 (the "THRESHOLD")(it being understood that the Threshold shall not apply to any Claim brought during the Transition Period or within ninety days after the Transition Period), except that claims arising from any breach of the representations and warranties contained in Sections 2.3 (Acquired Assets), 2.16 (Brokers) and 3.6 (Brokers) shall not be subject to the Threshold.

6. DOCUMENTS TO BE DELIVERED ON THE DATE HEREOF.

      6.1 Closing Documents of Seller and Parent. Buyer shall have received, or is receiving on the date hereof, all of the following, each duly executed by the parties thereto (other than Buyer) and dated as of the date hereof, in form and substance satisfactory to Buyer:

            (a) copies, certified by the Secretary or an Assistant Secretary of Seller or Parent, as applicable, of resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller or Parent is a party and the consummation of the transactions contemplated hereby and thereby;

            (b) the Bill of Sale, in the form attached hereto as Exhibit A;

            (c) the Inventory Bill of Sale, in the form attached hereto as Exhibit B;

             (d) the Transition Services Agreement between Buyer and Seller, in the form attached hereto as Exhibit C;

            (e) the Assignment of Trademarks, in the form attached hereto as Exhibit D;

            (f) the Formulations being sold by Seller pursuant to Section 2.4;

            (g) the Bronson Customer Lists and all customer information presently residing on the SIGMA computer system maintained by Seller;

            (h) the release by CIT Group/Business Credit, Inc. of all liens, claims and encumbrances with respect to the Acquired Assets and the inventory to be sold to Buyer pursuant to the Inventory Bill of Sale;

            (i) consent of certain members of the Blechman family to the release of all liens, claims and encumbrances with respect to the Acquired Assets and the inventory to be sold to Buyer pursuant to the Inventory Bill of Sale;

            (j) copies, certified by the Secretary or an Assistant Secretary of Seller, of the Certificate of Incorporation and Bylaws of Seller and the Bylaws of Parent;

            (k) certificates of (i) the Secretary of State of the States of Delaware, New York and Utah certifying as of a recent date the good standing of Seller in Delaware, New York and Utah, and (ii) the Secretary of State of the States of New York and Utah certifying as of a recent date the good standing of Parent in New York and Utah;

            (l) certificates executed by the Secretary or Assistant Secretary of Seller and Parent certifying as to incumbency matters;

            (m) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets, or any part thereof, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquired Assets to be transferred pursuant to this Agreement;

      6.2 Closing Documents of Buyer. Seller and Parent shall have received or are receiving on the date hereof, all of the following, each duly executed by the parties thereto (other than Seller and Parent) and dated as of the date hereof, in form and substance satisfactory to Seller and Parent:

            (a) Copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby; and

            (b) the Transition Services Agreement between Buyer and Seller, in the form attached hereto as Exhibit C;

7. MISCELLANEOUS.

      7.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery, (ii) three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile and followed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.1:

      If to Buyer:               Saiful Kibria
                                 Bronson Nutritionals, LLC
                                 70 Commerce Drive
                                 Hauppauge, NY 11788
                                 Telephone:  (631) 842-3600
                                 Fax:  (631) 842-6008

      With a copy to:            Andrew D. Presberg, Esq.
                                 Andrew Presberg, P.C.
                                 100 Corporate Plaza
                                 Islandia, NY 11749
                                 Telephone:  (631) 232-4444
                                 Fax:  (631) 232-2603

      If to Seller or Parent:    Ross Blechman
                                 Chief Executive Officer and President
                                 Twin Laboratories Inc.
                                 150 Motor Parkway
                                 Hauppauge, NY 11788
                                 Telephone:  (631) 467-3140
                                 Fax:  (631) 630-3484

      With a copy to:            Howard A. Sobel, Esq.
                                 Latham & Watkins
                                 885 Third Avenue
                                 New York, NY  10022
                                 Telephone:  (212) 906-1322
                                 Fax:  (212) 751-4864

      7.2 Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon Buyer, Seller and Parent and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any Person not a party to this Agreement, or the legal representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

      7.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles or rules which would require the application of the law of any other jurisdiction.

      7.4 Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York in Suffolk County or the United States District Court, Eastern District of New York. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

      7.5 Counterparts. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

      7.6 Complete Agreement. This Agreement, the exhibits and schedules hereto (which are incorporated herein by this reference) and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

      7.7 Modifications, Amendments and Waivers.

            (a) At any time prior to the termination of this Agreement, Seller and Parent, on the one hand, and Buyer on the other may, (i) waive any inaccuracies in the representations and warranties of Buyer, on the one hand, and Seller and Parent on the other contained in this Agreement or in any other Transaction Document; and (ii) waive compliance by Buyer, on the one hand, and Seller and Parent on the other with any of the covenants or agreements contained in this Agreement.

            (b) No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party's remedies with respect to any other or continuing or subsequent breach.

      7.8 Headings; References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

      7.9 Rules of Construction.

            (a) Unless the context otherwise requires: (a) "or" is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) "herein", "hereof", "hereto" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (d) any gender used in this Agreement shall be deemed to include the neuter, masculine and feminine genders.

            (b) The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter would reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material for the purposes of this Agreement. In addition, matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected thereon and the inclusion of such matters shall not be deemed an admission that such matters (or additional matters) were required to be reflected in the applicable Schedules.

      7.10 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction, such provision shall be deemed amended to the extent required to make it valid, legal and enforceable, and to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, such amended provision and the remaining provisions of this Agreement will remain in full force and effect in such jurisdiction and shall not render that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

      7.11 Investigation. Except as otherwise expressly provided in this Agreement, all representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

      7.12 Expenses of Transactions. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs, and expenses incurred by Seller or Parent in connection with the transactions contemplated by this Agreement shall be borne by Seller and Parent jointly and severally.

      7.13 Enforcement of the Agreement. Seller, Parent and Buyer acknowledge that irreparable damage would occur to Buyer if, after the Closing, the obligations of Seller and Parent under this Agreement with respect to the Acquired Assets were not performed in accordance with their specific terms or were otherwise breached. Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller or Parent and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                    BRONSON NUTRITIONALS, LLC

                                    "BUYER"

                                    By:
                                       ---------------------------------------
                                       Name:  Saiful Kibria
                                       Title: Member


                                    KABCO PHARMACEUTICALS, INC.

                                    "BUYER"

                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


                                    BRONSON LABORATORIES, INC.

                                    "SELLER"

                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


                                    TWIN LABORATORIES INC.

                                    "PARENT"

                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                 SCHEDULE 1.1(A)

                                 ACQUIRED ASSETS

1. All customer lists and records of Bronson Laboratories, Inc., including wholesale and retail customers.

2. List of the suppliers, vendors and contact personnel at the suppliers and vendors identified on Schedule 2.14(a)(ii).

3. Goodwill in the Business, assignable licenses, the name "Bronson Laboratories" and telephone numbers used in the Business.

4. All fixed assets owned by the Seller and used exclusively in connection with the business operations of the Seller as identified on Exhibit A to the Agreement.

5. All computer files, records, software, hardware and data owned by the Seller and used exclusively in Seller's business operations, wherever located (including but not limited to the Sigma computer system, server, software and data), as set forth on Exhibit A.

6. Summary information relating to the employees listed on Schedule 4.3 to the extent permitted by applicable law, rule or regulation.

7. All catalogs, order forms, artwork and computer files utilized for the production of the Bronson catalog and mailings, including, but not limited to, all graphic materials in all forms (hard copy, software, discs, etc.), photos, images (in all forms), copy, transparencies for any and all Bronson projects - past, current and in process; stock art disc library; printed library of previous promotions; all graphic work up records and files.

8. All intellectual property rights, including trademarks, owned by Seller and utilized in the Business, as well as product formulations for the Bronson Products and the rights to the Bronson Online website.

9.    Bronson branded shipping and packaging material inventory.

                                 SCHEDULE 1.1(B)

                                 EXCLUDED ASSETS

1. Telephone Equipment and other equipment owned by Parent and located at American Fork, Utah; and

2. All accounts receivable generated from products shipped (including any intercompany receivables) through the date that is one day immediately preceding the date of the Closing.

                                    EXHIBIT A

                              FORM OF BILL OF SALE

                                  BILL OF SALE

      1. DEFINITIONS.

      All capitalized terms not defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement (the "AGREEMENT") of even date herewith, by and among Bronson Nutritionals, LLC, a New York limited liability company ("BUYER"), Kabco Pharmaceuticals, Inc., a New York corporation ("KABCO"), Bronson Laboratories, Inc., a Delaware corporation ("SELLER") and Twin Laboratories Inc., a Utah corporation and parent corporation of the Seller ("PARENT").

      2. BILL OF SALE.

      Pursuant to the Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants, sells, conveys, transfers, assigns and delivers to Buyer, free and clear of all liens and encumbrances, all of its right, title and interest in and to all of the assets set forth on the Acquired Assets Schedule attached hereto as Schedule A, to have and to hold the same unto Buyer and the heirs, successors and assigns of the Buyer forever. Notwithstanding the foregoing, Seller does not hereby sell, assign, transfer or deliver to Buyer any of Seller's right, title and interest in and to any of the assets set forth on the Excluded Assets Schedule attached hereto as Schedule B. The representations and warranties of Seller and Parent contained in the Agreement are incorporated as part of this Bill of Sale, subject to all of the provisions of the Agreement, including, but not limited to, Section 5.6.

      Seller hereby constitutes and appoints Buyer, its successors and assigns, as Seller's true and lawful attorney with full power of substitution in Seller's name and stead, on behalf of and for the benefit of Buyer, its successors and assigns, solely to demand and receive any and all of the Acquired Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Acquired Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned or delivered, or intended so to be, and to do all other acts and things in relation to the Acquired Assets that Buyer, its successors or assigns, shall deem desirable. Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

      This instrument shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts-of-laws principles.

      IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the 17th day of January, 2003.

                                    BRONSON LABORATORIES, INC.,
                                    a Delaware corporation

                                    By:
                                       ------------------------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------

                                   SCHEDULE A

                                 ACQUIRED ASSETS

                                   SCHEDULE B

                                 EXCLUDED ASSETS

                                    EXHIBIT B

                         FORM OF INVENTORY BILL OF SALE

      1. BILL OF SALE.

            1.1 For aggregate consideration of $3,000,000 (the "INVENTORY PURCHASE Price"), subject to adjustment as described in Paragraph 1.2 below, Bronson Laboratories, Inc. ("SELLER") hereby grants, sells, conveys, transfers, assigns and delivers to Bronson Nutritionals, LLC ("BUYER"), free and clear of all liens and encumbrances, all of its right, title and interest in and to all of the inventory, raw materials, work in process and finished goods listed on the Bronson Laboratories Inventory Summary, attached hereto as Schedule A (the "INVENTORY"), to have and to hold the same unto Buyer and the heirs, successors and assigns of Buyer forever.

            1.2 The Inventory Purchase Price shall be adjusted so that, to the extent that the value of the Inventory, as determined on a cost basis as agreed to by the parties (the "BOOK VALUE") on the date hereof, is greater than $2,000,000, the Inventory Purchase Price shall be increased, on a dollar for dollar basis, by an amount equal to the difference between the Book Value and $2,000,000 (the "PURCHASE PRICE INCREASE"), such Purchase Price Increase shall in no event exceed $500,000. Buyer shall have 90 days from the Closing Date to pay to Seller, by wire transfer of immediately available funds, the amount, if any, of the Purchase Price Increase. To the extent that the Book Value on the date hereof is less than $2,000,000, the Inventory Purchase Price shall be reduced, on a dollar for dollar basis, by an amount equal to the difference between $2,000,000 and the Book Value (the "PURCHASE PRICE REDUCTION"). Seller shall promptly reimburse to Buyer, by wire transfer of immediately available funds, the amount, if any, of the Purchase Price Reduction. The parties agree that, within fifteen business days of the Closing Date (the "VALUATION PERIOD"), they shall determine the Book Value in accordance with procedures to be agreed upon by the parties. To the extent that the parties are unable to agree upon the Book Value during the Valuation Period, an independent accounting firm selected by, and mutually acceptable to, and whose fees and expenses shall be shared equally by, Seller and Buyer shall determine the Book Value. Seller and Buyer shall be bound by the Book Value as determined by the independent accounting firm. The independent accounting firm shall make the determination of the Book Value within thirty Business Days of the selection of the independent accounting firm.

            1.3 Seller hereby constitutes and appoints Buyer, its successors and assigns, as Seller's true and lawful attorney with full power of substitution in Seller's name and stead, on behalf of and for the benefit of Buyer, its successors and assigns, solely to demand and receive any and all of the Inventory transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Inventory transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned or delivered, or intended so to be, and to do all other acts and things in relation to the Inventory that Buyer, its successors or assigns, shall deem desirable. Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

      2. REPRESENTATIONS AND WARRANTIES OF SELLER.

            Seller hereby represents and warrants to Buyer as follows:

            2.1 Inventory. Seller has and will transfer good and legal title to the Inventory, and Buyer will acquire good and legal title to the Inventory, free and clear of any and all liens, claims, security interests and other encumbrances of any kind or nature whatsoever.

            2.2 Condition of Inventory. The Inventory is in good and merchantable condition and is suitable and usable or saleable in the ordinary course of the Business for the purposes intended, net of reserves set forth on (or consistent with the amounts set forth on) the Seller and/or Parent's books or records. The Inventory that consists of finished products does not have an expiration date that is less than six months from the date of this Bill of Sale.

            2.3 Storage of Inventory. Since receipt by Seller of the Inventory, Seller has stored the Inventory in accordance with generally accepted industry standards and has not altered, modified or otherwise tampered with the Inventory.

            2.4 Nature of Inventory. The Inventory is of the description thereof in the Bronson Laboratories Inventory Summary attached hereto.

      3. COVENANTS.

            3.1 Supplier's Warranties. Seller hereby transfers, conveys and assigns all representations and warranties relating to the Inventory made by each supplier of the Inventory in favor of Seller to Buyer, to the extent transferable by Seller.

            3.2 Further Assurances. Seller agrees that it will from time to time on demand execute any further instruments which Buyer may deem necessary, desirable or proper to effect the complete transfer of the Inventory to Buyer or better to evidence the right, title and interest of Buyer in the Inventory.

            3.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO WARRANTIES, EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR ARISING BY PERFORMANCE, COURSE OF DEALING, CUSTOM OR USAGE, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON, INCLUDING EMPLOYEES OR REPRESENTATIVES OF SELLER, SHALL BE DISREGARDED BY BUYER AND SHALL NOT BE BINDING UPON SELLER.

      4. RECEIPT.

      Seller acknowledges receipt of $3,000,000 from the Buyer as payment in full for the Inventory.

      5. GOVERNING LAW.

      This instrument shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts-of-laws principles.

      IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the 17th day of January, 2003.

                                    BRONSON LABORATORIES, INC.,
                                    a Delaware corporation

                                    By:
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------

                                   SCHEDULE A

                     BRONSON LABORATORIES INVENTORY SUMMARY

                                    EXHIBIT C

                      FORM OF TRANSITION SERVICES AGREEMENT